Exhibit 5.1

January 12, 2021

Alpha Capital Anstalt
Altium Growth Fund, L.P.
A.G.P./Alliance Global Partners
590 Madison Avenue
New York, New York 10022

Re:	Securities Purchase Agreement between The Peck Company Holdings, Inc. and Alpha Capital Anstalt and Altium Growth Fund, L.P. (the “Purchasers”)

Ladies and Gentlemen:

We have acted as counsel to The Peck Company Holdings, Inc., a Delaware corporation (the “Company”) in connection with the proposed sale through A.G.P./Alliance Global Partners, as placement agent (the “Agent”), by The Peck Company Holdings, Inc., a Delaware corporation (the “Company”), of up to 840,000 shares (the “Shares”) of Common Stock of the Company, par value $0.0001 per share, pursuant to the Registration Statement (as defined below) and the Prospectus (as defined below), that certain Placement Agency Agreement, dated January 8, 2021, by and between the Company and A.G.P./Alliance Global Partners (the “Placement Agreement”) and that certain Securities Purchase Agreement, dated January 8, 2021, between the Company and each purchaser identified in the signature pages thereto (the “Securities Purchase Agreement” and, together with the Placement Agreement, the “Agreements”). This letter is being delivered to Alpha Capital Anstalt and Altium Growth Fund, L.P. pursuant to the Securities Purchase Agreement and to the Agent pursuant to the Placement Agreement.

In rendering the opinions set forth below, we have examined copies of the following documents, all of even date unless otherwise noted:

1.	The Agreements;

2.	Second Amended and Restated Certificate of Incorporation of the Company dated June 19, 2019 (the “Certificate of Incorporation”);

3.	By-Laws of the Company;

4.	Good standing status of the Company, confirmed by Delaware Secretary of State on January 8, 2021 and the Secretary of the State of Vermont on January 8, 2021;

5.	Unanimous Written Consent of the Board of Directors of the Company dated January 7, 2021;

6.
The Registration Statement on Form S-3 (Registration No. 333-251154), filed with the Securities and Exchange Commission on December 4, 2020 including the Base Prospectus included therein (the “Registration Statement”) and the Prospectus Supplement filed January 12, 2021 (collectively, the Prospectus Supplement, and together with the Base Prospectus, the  “Prospectus”);

Alpha Capital Anstalt
Altium Growth Fund, L.P.
A.G.P./Alliance Global Partners
January 12, 2021

In connection with this opinion, we have relied upon the instruments, agreements, and documents referenced with respect to the information shown or contained therein, and we have assumed, with your permission, and we have no reason to believe otherwise, the following:

a.	the legal capacity of any individual signing any document;

b.	the genuineness of all signatures (other than those of the Company);

c.	the authenticity of all documents submitted to us as originals;

d.	the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such documents;

e.	the completeness of all records, agreements, instruments, and documents examined by us for purposes of rendering this opinion;

f.	the accuracy of all factual information provided to us in connection with the rendering of this opinion;

g.
the power and authority, supported by all necessary corporate or other action, of parties other than the Company, to execute and deliver the agreements to which they are party, and to effectuate the transactions contemplated thereby;

h.
that, other than the Company, all of the parties to the Agreements are either entities, duly formed and validly existing under the laws of the state of their creation, registered to do business in all jurisdictions requiring same, or natural persons, each with the full legal capacity to execute and deliver the Agreements and perform their obligations and exercise their rights thereunder; and

i.	that all representations, oral or written, made by the Company or the Purchasers, as applicable, are accurate and complete in all material respects.

Alpha Capital Anstalt
Altium Growth Fund, L.P.
A.G.P./Alliance Global Partners
January 12, 2021

The opinions expressed below are further qualified to the extent that the validity or enforceability of any provisions in any of the Agreements, or of any rights or remedies granted to the Purchasers may:

i.
be subject to and limited by general principles of equity, regardless of whether considered in a proceeding in equity or at law (and, accordingly, among other consequences, the availability of any equitable or other specific remedy upon any breach of, or the occurrence of an event of default under, the Agreements is subject to the discretion of the court before which any proceedings for such remedy may be brought); and

ii.
be subject to other applicable federal or state laws, statutes, ordinances, rules, regulations, or decisions of federal or state courts which may modify, limit, render unenforceable, or delay certain of your rights and remedies.

Whenever an opinion herein is qualified by the phrase “known to us,” “to our knowledge,” or any similar phrase, we intend to indicate that during the course of our representation of the Company, and after due inquiry and representations of the Company and our review of such documents as appropriate to render the opinions set forth herein, no information has come to the attention of those attorneys currently employed by this law firm who have rendered legal services to the Company in connection with substantive legal matters that would give such attorneys knowledge of the inaccuracy of such opinions. We have not independently verified information obtained from third persons, except as set forth herein.

Our opinion as to the legal existence of the Company under the laws of the State of Delaware is based solely upon the issuance of documents by the Secretary of State of the State of Delaware and is further qualified as stated above.

We express no opinion as to the laws of any jurisdiction other than the laws of the United States of America, the laws of the State of New York, and the laws of the State of Delaware.

Based on the foregoing, and subject to the conditions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that:

1.
The Company is a corporation validly existing and in good standing under the law of the State of Delaware, with the corporate power under such law to conduct its business as described in the Registration Statement and the Prospectus, and to execute, deliver, and perform its obligations under the each Agreement.

2.	The Company is qualified to do business as a foreign corporation and is in good standing in the State of Vermont.

Alpha Capital Anstalt
Altium Growth Fund, L.P.
A.G.P./Alliance Global Partners
January 12, 2021

3.
No stockholder of the Company or any other person has any preemptive right, right of first refusal or other similar right to subscribe for or purchase securities of the Company arising pursuant to the Certificate of Incorporation or By-laws of the Company or the Delaware General Corporation Law (“DGCL”) or pursuant to any contract or agreement filed or incorporated by reference as exhibits to the Registration Statement (the “Contracts”).

4.
The Company has all requisite power and authority (i) to execute, deliver and perform each of the Agreements, (ii) to issue, sell and deliver the  Shares pursuant to the Purchase Agreement and (iii) to carry out and perform its obligations under, and to consummate the transactions contemplated by, the Agreements.

5.	Each Agreement has been duly authorized by all necessary corporate action on the part of the Company, and has been duly executed and delivered by the Company under New York law.

6.
The Shares have been duly authorized for issuance by the Company, and when issued and delivered by the Company pursuant to the Purchase Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

7.
Each Agreement has been duly authorized, executed and delivered by the Company and constitutes the valid, legal and binding obligations of the Company, enforceable against the Company in accordance with its terms.

8.
The Registration Statement has become effective under the Securities Act, any required filing of the Prospectus pursuant to Rule 424(b) has been made in the manner and within the time period required by Rule 424(b) (without reference to Rule 424(b)(8)), any required filing of each Issuer Free Writing Prospectus pursuant to Rule 433 has been made in the manner and within the time period required by Rule 433(d), and, based solely upon electronic confirmation on the Commission’s website on January 12, 2021, no order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose is pending or, to our knowledge, threatened by the Commission. To our knowledge, in the past twelve calendar months the Company has filed all reports required to be filed by it under Section 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

9.
The statements in the Registration Statement and the Prospectus under the headings “Description of Capital Stock” and “Plan of Distribution,” in each case, insofar as such statements purport to describe certain provisions of agreements and matters of law or legal conclusions, fairly summarize the matters described therein in all material respects.

Alpha Capital Anstalt
Altium Growth Fund, L.P.
A.G.P./Alliance Global Partners
January 12, 2021

10.
To our knowledge, there are no legal or governmental actions, suits or proceedings pending or threatened in writing that are required to be disclosed in the Registration Statement or the Prospectus, other than those disclosed therein.

11.
To our knowledge, there are no contracts or other documents required to be described or referred to in the Registration Statement or the  Prospectus or filed or incorporated by reference as exhibits to the Registration Statement other than those described or referred to therein or so filed or incorporated by reference as exhibits to the Registration Statement.

12.
The execution and delivery of each Agreement, the performance by the Company of its obligations thereunder (other than performance by the Company of its obligations under the indemnification and contribution sections of the Agreements, as to which no opinion is rendered) (i) as of the date hereof, do not, and with or without the giving of notice or lapse of time or both will not, (A) violate the provisions of the Certificate of Incorporation or By-laws of the Company, (B) violate the DGCL or any New York or federal statute or rule or regulation thereunder, or (C) violate any judgement, decree, order, or award of any court binding upon the Company and known to us, or (ii) as of the date hereof, do not result in a breach of, or constitute a default under, any contract or agreement filed or incorporated by reference as an exhibit to the Registration Statement.

13.
No consent, approval, authorization or other action by, and no notice to or registration or filing with, any United States federal, New York governmental or regulatory authority or agency that, in our experience is normally applicable to transactions of the type contemplated by the Agreements, is required for the consummation of the transactions contemplated by the Agreements, other than such as have been previously obtained, except for (i) the registration of the offer and sale of the  Shares under the Securities Act, which has been effected, and (ii) such consents, approvals, authorizations, orders and registrations or filings as may be required under applicable state or foreign securities laws and from FINRA in connection with the placement of the Shares by the Placement Agent or applicable state or foreign securities or blue sky laws, as to which we express no opinion.

Alpha Capital Anstalt
Altium Growth Fund, L.P.
A.G.P./Alliance Global Partners
January 12, 2021

14.
The Company is not required and, after giving effect to the application of the proceeds received by the Company from the offering and sale of the Shares as described in the Registration Statement and the Prospectus under the caption “Use of Proceeds,” will not be required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

15.
There are no persons with registration or other similar rights to have any of their debt or equity securities registered for sale under the Registration Statement or included in the offering contemplated by either Agreement pursuant to any Contract, except as disclosed in the Registration Statement and the Prospectus, or as may be filed as an exhibit to the Company’s filings under the Exchange Act.;

We express no opinion with respect to:  (a) the enforceability of provisions purporting to grant to a party conclusive rights of determination; (b) the enforceability of any waivers of rights contained in the Agreements to the extent held unenforceable by a court of competent jurisdiction based upon equitable principles; (c) the enforceability of any provisions in the Agreements which purport to deny the Company the right to rely on either Purchaser’s failure to exercise, or delay in exercising, rights or remedies as a waiver of any right or remedy to the extent held unenforceable by a court of competent jurisdiction based upon equitable principles; and (d) the enforceability of any provision in either Agreement that purports to obligate the Company to indemnify, defend, or hold harmless or prospectively release any party for such party’s own negligent or wrongful conduct. Furthermore, we express no opinion as to the availability of any equitable remedy upon any breach of any of the foregoing, or the remedies of specific performance, injunctive relief, or other applicable remedies or relief, upon any breach of either Agreement or any other agreements, documents, or instruments delivered thereunder, insofar as such claims are inherently factual and such remedies are subject to the discretion of the court before which any proceedings for such remedies may be brought.

These opinions are rendered solely for the benefit of Purchasers and the Agent and only for the purposes contemplated by the Purchase Agreement and Placement Agreement, respectively. No other person or entity shall be entitled to rely on any matter set forth herein without our express written consent.

Very truly yours, /s/Merritt & Merritt MERRITT & MERRITT

cc: The Peck Company Holdings, Inc.